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                                                                      EXHIBIT 99


              MAYOR'S JEWELERS, INC. ANNOUNCES EQUITY INVESTMENT BY
                               HENRY BIRKS & SONS



         Sunrise, Florida, July 31, 2002----MAYOR'S JEWELERS, INC. (AMEX-MYR) announced today that it had executed a definitive agreement with Henry Birks & Sons to receive a $15 million investment. The Company will issue Preferred Convertible Stock which upon conversion would give Birks a 72% interest in Mayor's. The investment also provides Birks with the right to appoint the majority of Directors and provides warrants to acquire additional shares which, upon exercise, would increase the Birks interest to 82% of the Sunrise, FL based luxury jeweler.

         The infusion of equity capital by Birks into the Company represents a key component of Mayor's restructuring plan, and comes at an important time for the Company. The plan, which was announced by Mayor's in May, included the closing of unprofitable stores and the refinancing of the Company's debt, in addition to the raising of new equity. The transaction is expected to be completed, subject to certain conditions, in late August.

         "We are pleased to have reached agreement with Birks", said Peter Offermann, Mayor's Chairman of the Board. "Their investment in Mayor's is a key element in our financial and operational reorganization. We are confident that we will now successfully refocus our efforts and revitalize our franchise in the Florida and Georgia marketplaces. The new capital, along with newly arranged additional bank financing, will allow us to effectively remerchandise our core locations. The melding of the Birks and Mayor's management teams is expected to be a key factor in maintaining Mayor's position as the region's preeminent jeweler."

         Henry Birks & Sons is the premier Canadian retailer of fine jewelry, clocks and watches, and gift items. The company has 38 stores across Canada, as well as six corporate sales offices.

         Mayor's is a leading luxury jeweler in Florida and Georgia. The Company was founded in 1910 and for the past 92 years has maintained the intimacy of a family owned boutique while growing to become internationally renowned for its fine jewelry, timepieces and giftware.


CONTACT:          Mayor's Jewelers, Inc., Sunrise, Florida
                  Mark Weinstein, 954/846-2701
                  Investor Relations e-mail: mweinstein@mayors.com Commercial website: www.mayors.com



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         THIS RELEASE, WRITTEN REPORTS AND ORAL STATEMENTS MADE FROM TIME TO
TIME BY THE COMPANY CONTAIN FORWARD-LOOKING STATEMENTS WHICH CAN BE IDENTIFIED BY THEIR USE OF WORDS LIKE "PLANS," "EXPECTS," "BELIEVES," "WILL," "ANTICIPATES," "INTENDS," "PROJECTS," "ESTIMATES," "COULD," "WOULD," "MAY," "PLANNED," "GOAL," AND OTHER WORDS OF SIMILAR MEANING. ALL STATEMENTS THAT ADDRESS EXPECTATIONS, POSSIBILITIES OR PROJECTIONS ABOUT THE FUTURE, INCLUDING WITHOUT LIMITATION STATEMENTS ABOUT THE COMPANY'S STRATEGY FOR GROWTH, EXPANSION PLANS, SOURCES OR ADEQUACY OF CAPITAL, EXPENDITURES AND FINANCIAL RESULTS ARE FORWARD-LOOKING STATEMENTS.

         ONE MUST CAREFULLY CONSIDER SUCH STATEMENTS AND UNDERSTAND THAT MANY FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THE FORWARD-LOOKING STATEMENTS, SUCH AS INACCURATE ASSUMPTIONS AND OTHER RISKS AND UNCERTAINTIES, SOME KNOWN AND SOME UNKNOWN. NO FORWARD-LOOKING STATEMENT IS GUARANTEED AND ACTUAL RESULTS MAY VARY MATERIALLY. SUCH STATEMENTS ARE MADE AS OF THE DATE PROVIDED, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE DEVELOPMENTS OR CIRCUMSTANCES.

         FOR FURTHER INFORMATION REGARDING THESE AND OTHER RISKS AND UNCERTAINTIES, REFERENCE IS MADE TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING WITHOUT LIMITATION, FORM'S 10-K AND 10-Q.